Exhibit 99.1

For Immediate Release

ROBCOR PROPERTIES, INC. MERGES WITH AND INTO ITS

WHOLLY-OWNED SUBSIDIARY REDPOINT BIO CORPORATION

Ewing, NJ — June 18, 2007 — Robcor Properties, Inc. (OTCBB:RBCR) and its wholly-owned subsidiary, Redpoint Bio Corporation, today announced the effectiveness of the merger of Robcor with and into Redpoint Bio, with Redpoint Bio continuing on as the surviving corporation, pursuant to the Agreement and Plan of Merger, dated May 3, 2007, by and between Robcor and Redpoint Bio.  As a result, Redpoint Bio, as the surviving entity in the merger and as the successor-in-interest to Robcor, has become a publicly traded Delaware corporation.

In connection with the reorganization merger, the Company’s duly registered name changed from “Robcor Properties, Inc.” to “Redpoint Bio Corporation”.  In addition, Redpoint’s Third Amended and Restated Certificate of Incorporation became the certificate of incorporation of the surviving corporation, under which the authorized number of shares of common stock was decreased from 1,000,000,000 shares of common stock, no par value per share, as authorized under Robcor’s articles of incorporation, to 150,000,000 shares of common stock, $0.0001 par value per share, and the authorized number of shares of preferred stock was decreased from 20,000,000 shares of preferred stock, no par value per share, as authorized under Robcor’s articles of incorporation, to 10,000,000 shares of preferred stock, $0.0001 par value per share.  Also, Redpoint’s Amended and Restated By-laws became the by-laws of the surviving corporation.

About Redpoint Bio

Redpoint Bio is leveraging recent discoveries in the molecular biology of taste to discover and develop novel taste enhancers and aversive taste blockers for the food, beverage and pharmaceutical industries. Redpoint Bio’s food and beverage program is focused on identifying flavor enhancers that improve the taste of existing ingredients, reduce the need for excess sugar and salt, and contribute to the development of healthier, better-tasting foods and beverages. The pharmaceutical program uses a biochemical approach aimed at suppressing the bitterness of medicines, which has the potential to expand the range of formulation options and increase patient compliance. For more information, please visit the Company’s website at www.redpointbio.com.

Safe Harbor Statement

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995.  Forward-looking statements provide the Company’s current expectations or forecasts of future events.  The Company’s performance and financial results could differ materially from those reflected in these forward-looking statements due to among other factors, any efforts by third parties to invalidate or limit any patents, the marketplace acceptance of its products, the decisions of regulatory authorities, the results of clinical trials and general financial, economic, regulatory and political conditions affecting the food, biotechnology and pharmaceutical industries generally.  Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect.  The Company undertakes no obligation to update publicly any forward-looking statement.

CONTACT AT:

Redpoint Bio Corporation:

Scott Horvitz

Chief Financial Officer

(609) 637-9700

shorvitz@redpointbio.com

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